Exhibit 10.2
Eventbrite, Inc.
Amended and Restated Non-Employee Director Compensation Policy
The purpose of this Amended and Restated Non-Employee Director Compensation Policy (as amended and restated, the “Policy”) of Eventbrite, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy became effective as of June 8, 2023 (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
I.Cash Retainers
(a)Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors. No additional compensation for attending individual Board meetings.
(b)Additional Annual Retainers for Committee Membership:
    Audit Committee Chairperson:    $25,000
    Audit Committee member:     $10,000
    Compensation Committee Chairperson:    $15,000
    Compensation Committee member:        $7,500
    Nominating and Corporate Governance Committee Chairperson:    $10,000
    Nominating and Corporate Governance Committee member:        $5,000
(c)Additional Retainer for Lead Director of the Board: $20,000 to acknowledge the additional responsibilities and time commitment of the Lead Director role.
(d)Cash Retainer Election. Outside Directors may elect to receive all or a portion of their cash compensation in the form of an equity award of unrestricted stock having a Value (as defined below) equal to the amount (or portion thereof) of such compensation. To make such an election, the Outside Director must notify the Board, specifying the percentage of his or her compensation that he or she wishes to receive in the form of fully-vested shares of Class A common stock.

II.Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the closing market price on The New York Stock Exchange (NYSE) (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock on the grant date, and (B) the aggregate number of shares pursuant to such award.
(b)Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.
(c)Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan (the “2018 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
(d)Initial Grant. For each Outside Director joining the Board of Directors after the Effective Date, upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time equity grant, with a Value of $200,000, pro-rated based on the estimated number of calendar days to be served from the grant date until the anticipated date of the next Annual Meeting of Stockholders, of which 100% will be restricted stock units (the “Initial Grant”), that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
(e)Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive an equity grant on the date of such Annual Meeting (the “Annual Grant”) with a Value of $200,000 of which 100% will be restricted stock units, that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
(f)Outside Directors may elect to defer equity retainer awards pursuant to the terms and conditions of the Company’s Non-Employee Directors’ Deferred Compensation Program, the Plan, and this Policy.
III.Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $750,000; provided, however that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board (or such other limit as may be set forth in Section 3(b) of the 2018 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Amended and Restated Policy Last Approved: June 6, 2024